EXHIBIT 10.6

PHANTOM STOCK AGREEMENT

THIS PHANTOM STOCK AGREEMENT (this “Agreement”) is made effective as of _____________________ (the “Grant Date”), between CYBERONICS, INC., a Delaware corporation (the “Company”), and _____________________ (the “Grantee”).

1.           Award.  Pursuant to the CYBERONICS, INC. 2009 STOCK PLAN (the “Plan”), as of the Grant Date and on the terms and conditions herein and in the Plan, the Company hereby awards to Grantee ___________ “Phantom Stock Units” and tandem “Dividend Equivalents,” as each is defined below.  The Grantee acknowledges receipt of a copy of the Plan and the prospectus.  Grantee acknowledges and agrees that this award of Phantom Stock Units and tandem Dividend Equivalents shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.  All terms used herein shall have the meaning ascribed to such terms in the Plan unless the context herein clearly requires otherwise.

(a) Phantom Stock Unit and Dividend Equivalent. Each Phantom Stock Unit, upon becoming vested before its expiration, represents a right to receive payment equal to the Fair Market Value, on the Vesting Date, of one (1) share of Common Stock. Each tandem Dividend Equivalent, upon becoming vested before its expiration, represents a right to receive a payment equivalent to the amount of cash dividends declared and paid on one (1) share of Common Stock after the Date of Grant up to and including the Vesting Date.

(b) Settlement.  Phantom Stock Units and the tandem Dividend Equivalents that have vested pursuant to the terms of this Grant will be settled in cash or in shares of Common Stock, as determined by the Administrator. Each settlement of vested Phantom Stock Units and Dividend Equivalents made in cash will be made as soon as reasonably practicable but no later than five (5) business days following the date on which such Phantom Stock Units and Dividend Equivalents vested pursuant to the terms of this Award. Each settlement of vested Phantom Stock Units and Dividend Equivalents made in shares of Common Stock will be made within twenty (20) business days of the date on which such Phantom Stock Units and Dividend Equivalents vested pursuant to the terms of this Award. For purposes of any such settlement (whether in cash or in shares of Common Stock), the value of any vested Phantom Stock Units shall be based on the Fair Market Value (as defined in the Plan) of shares of Common Stock on the Vesting Date.

(c) No Rights as Stockholder. Phantom Stock Units and Dividend Equivalents are used solely as units of measurement, and are not shares of Common Stock and the Grantee is not, and has no rights as, a stockholder of the Company by virtue of this Award.

2.           Vesting of Phantom Stock Units.  The Grantee hereby accepts the award of Phantom Stock Units and Dividend Equivalents subject to the following:

(a)           Forfeiture Restrictions.  The Phantom Stock Units and Dividend Equivalents may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions, and in the event of termination of the Grantee’s service relationship with the Company (as provided in Section 4) for any reason other than as provided in Section 2(b), the Grantee shall, for no consideration, forfeit to the Company all Phantom Stock Units and Dividend Equivalents then subject to the Forfeiture Restrictions.  The prohibition against transfer and the Grantee’s obligation to forfeit and surrender the Phantom Stock Units and Dividend Equivalents to the Company upon the Grantee’s termination of service are herein referred to as the “Forfeiture Restrictions.”

(b)           Vesting/Lapse of Forfeiture Restrictions.  So long as the Grantee continues in a service relationship with the Company (as provided in Section 4),[ Percentage 3] of the Phantom Stock Units and Dividend Equivalents from such award, or a portion thereof [(Percentage 1 or Percentage 2)] as indicated in Table 1 below, shall vest and the Forfeiture Restrictions shall lapse on such vested Phantom Stock Units and Dividend Equivalents on the date the Company files its Annual Report on Form 10-K for each of fiscal years [Year 1], [Year 2], [Year 3], and [Year 4] to the extent that the [income from operations][net sales] reported by the Company for such fiscal year exceeds a corresponding target amount shown in Table 1; provided that, Phantom Stock Units and Dividend Equivalents that did not vest at the end of any fiscal year other than fiscal [Year 4] shall vest on the date the Company files its Annual Report on Form 10-K for fiscal [Year 4] if the [income from operations][net sales] reported by the Company for fiscal [Year 4] exceeds $[].  Notwithstanding the foregoing vesting schedule, the Forfeiture Restrictions shall lapse in full as to all of the Phantom Stock Units and Dividend Equivalents on the earlier of (i) a Change of Control (as defined in the Plan) or (ii) the termination of the Grantee’s service relationship with the Company due to the Grantee’s Disability (as defined in the Plan) or death. The date on which the Forfeiture Restrictions for any Phantom Stock Units and Dividend Equivalents expire is the “Vesting Date.”

TABLE 1
Percentage of Shares Earned Each Fiscal Year	Fiscal [Year 1] [Income from Operations] [Net Sales] Targets	Fiscal [Year 2] [Income from Operations] [Net Sales] Targets	Fiscal [Year 3] [Income from Operations] [Net Sales] Targets	Fiscal [Year 4] [Income from Operations] [Net Sales] Targets
[Percentage 1]
[Percentage 2]
[Percentage 3]

(c)           Corporate Acts.  The existence of the Phantom Stock Units and Dividend Equivalents shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

3.           Withholding of Tax.  To the extent that the receipt or settlement of the Phantom Units and/or Dividend Equivalents or the lapse of any Forfeiture Restrictions results in compensation income to the Grantee for federal or state income tax purposes, the Grantee is responsible for taxes due from Grantee on such compensation income. Grantee agrees to remit such taxes to the Company prior to and as a condition of the receipt of the Phantom Stock Units and Dividend Equivalents or the lapse of any Forfeiture Rights becoming effective.  If the Grantee fails to remit funds sufficient to satisfy such taxes, then to the maximum extent permitted by applicable law, Grantee hereby specifically authorizes the Company to withhold such taxes from amounts otherwise due to the Grantee including amounts due for settlement of the Phantom Stock Units and Dividend Equivalents.

4.           Service Relationship.  For purposes of this Agreement, the Grantee shall be considered to be in the service of the Company as long as the Grantee remains an Employee, Consultant or Director (as those terms are defined in the Plan).  Nothing in the adoption of the Plan, or the award thereunder pursuant to this Agreement, shall confer upon the Grantee the right to continued service with the Company or affect in any way the right of the Company to terminate such employment at any time.  Unless otherwise provided in a written employment agreement or by applicable law, the Grantee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Grantee or the Company for any reason whatsoever, with or without cause.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Administrator, and its determination shall be final.

5.           Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of the Grantee, such notices or communications shall be effectively delivered if hand delivered to the Grantee at his principal place of employment or if sent by overnight courier, with confirmation, to the Grantee at the last address the Grantee has filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by overnight courier, with confirmation, to the Company at its principal executive offices.

6.           Amendment.  Except as permitted by Section 15 of the Plan, this Agreement may not be modified in any respect except by a written agreement signed by the Grantee and an officer of the Company who is expressly authorized by the Company to execute such document.

7.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Grantee.

8.           Controlling Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Grantee has executed this Agreement, all effective as of the Grant Date.

CYBERONICS, INC.

By:___________________________________
David S. Wise, Secretary

GRANTEE:

Signature:_____________________________